CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unitholders and Board of Directors

Kiewit Investment Fund LLLP

We consent to the use of our report dated May 22, 2006 for Kiewit Investment Fund LLLP, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “Independent Registered Public Accounting Firm” in the prospectus and Statement of Additional Information.

Boston, Massachusetts

November 9, 2006